Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2018

  3Q18 revenue of $1.1 billion up 2% from 3Q17
  3Q18 operating income up 4% from 3Q17; adjusted operating income up 3%1
  3Q18 diluted EPS of $1.59 down 2% from 3Q17; adjusted diluted EPS of $1.69, up 11%1
  FY 2018 diluted EPS guidance range is now $6.95 to $7.10, which includes a $30 million to $40 million restructuring charge expected to be recorded in 4Q18
  FY 2018 adjusted diluted EPS guidance range is now $7.50 to $7.65

NEW YORK--(BUSINESS WIRE)--October 26, 2018--Moody’s Corporation (NYSE:MCO) today announced results for the third quarter of 2018, as well as provided its current outlook for full year 2018.

“Moody’s third quarter performance reflected strong growth from Moody’s Analytics, partially offset by a decline at Moody’s Investors Service, as non-financial corporate debt issuance slowed versus the record level in the prior-year period,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are reducing our outlook for full year diluted EPS to a range of $6.95 to $7.10 and adjusted diluted EPS to a range of $7.50 to $7.65, primarily reflecting our expectation for continued lighter debt issuance into the fourth quarter. In response, we intend to undertake cost management activities, which will result in a fourth quarter restructuring charge of $30 to $40 million and an aggregate charge through the first half of 2019 of $45 to $60 million. We expect this to result in incremental annualized savings of $30 to $40 million going forward."

THIRD QUARTER HIGHLIGHTS

Moody’s Corporation reported revenue of $1.1 billion for the three months ended September 30, 2018, up 2% from the third quarter of 2017.

Operating expenses totaled $614.0 million, approximately flat to the prior-year period. Operating income was $466.8 million, up 4% from the third quarter of 2017. Adjusted operating income, which excludes depreciation and amortization, as well as non-recurring acquisition and integration expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”), was $514.2 million, up 3% from the prior-year period. Operating margin for the third quarter was 43.2% and the adjusted operating margin was 47.6%.

Diluted EPS of $1.59 was down 2% from the third quarter of 2017. Adjusted diluted EPS of $1.69 was up 11%. Third quarter 2018 adjusted diluted EPS excluded $0.10 per share related to the amortization of acquired intangible assets. Third quarter 2017 adjusted diluted EPS primarily excluded a $0.23 per share gain on a foreign currency hedge associated with the Bureau van Dijk acquisition (“Purchase Price Hedge Gain”). Neither third quarter 2018 diluted EPS nor adjusted diluted EPS were impacted by the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” compared to a $0.04 per share tax benefit in the third quarter of 2017.

MCO THIRD QUARTER REVENUE UP 2%

Moody’s Corporation reported revenue of $1.1 billion for the three months ended September 30, 2018, up 2% from the prior-year period.

U.S. revenue was $559.6 million, down 5%, and non-U.S. revenue was $521.2 million, up 10%. Revenue generated outside the U.S. constituted 48% of total revenue, up from 45% in the prior-year period. The impact of foreign currency translation on Moody’s revenue was negligible.

Moody’s Investors Service (MIS) Third Quarter Revenue Down 7%

Revenue for MIS for the third quarter of 2018 was $644.8 million, down 7% from the prior-year period. U.S. revenue was $384.7 million, down 10%, and non-U.S. revenue was $260.1 million, down 2%. The impact of foreign currency translation on MIS revenue was negligible.

Corporate finance revenue was $296.1 million, down 15% from the prior-year period. This result primarily reflected a decline in U.S. investment grade and global high yield bond issuance activity. U.S. and non-U.S. corporate finance revenues were down 21% and 4%, respectively.

Structured finance revenue was $125.4 million, down 2% from the prior-year period. This result reflected lower U.S. CMBS rated issuance, partially offset by contribution from collateralized loan obligations. U.S. structured finance revenue was down 9%, while non-U.S. revenue was up 13%.

Financial institutions revenue was $119.5 million, up 17% from the prior-year period. This result reflected strong issuance activity primarily from M&A-related financing in the U.S. insurance sector. U.S. financial institutions revenue was up 48%, while non-U.S. revenue was down 3%.

Public, project and infrastructure finance revenue was $99.0 million, down 9% from the prior-year period. This result primarily reflected a decline in global infrastructure and project finance issuance. U.S. and non-U.S. public, project and infrastructure finance revenues were down 7% and 13%, respectively.

Moody’s Analytics (MA) Third Quarter Revenue Up 18%

Revenue for MA for the third quarter of 2018 was $436.0 million, up 18% from the prior-year period. U.S. revenue was $174.9 million, up 9%, and non-U.S. revenue was $261.1 million, up 26%. Foreign currency translation unfavorably impacted MA revenue by 1%. Organic MA revenue for the third quarter of 2018, which excluded Omega Performance and included Bureau van Dijk revenue as of August 11th, was $399.1 million, up 8% from the prior-year period.

Research, data and analytics (RD&A) revenue was $282.6 million, up 29% from the prior-year period. U.S. and non-U.S. RD&A revenues were up 9% and 50%, respectively. Organic RD&A revenue, which included Bureau van Dijk revenue as of August 11th, was $246.1 million, up 13%, driven by strength in sales of credit research and ratings data feeds.

Enterprise risk solutions (ERS) revenue was $113.0 million, approximately flat to the prior-year period. This result reflected strong growth in loan origination solutions and the timing of revenue recognition under the new revenue accounting standard, ASC-606, offset by declines in software licenses and implementation projects as the business continues to transition to subscription products sold on a software-as-a-service basis. U.S. ERS revenue was up 9%, while non-U.S. ERS revenue was down 4%.

Professional services revenue was $40.4 million, up 7% from the prior-year period. U.S. and non-U.S. professional services revenues were up 11% and 5%, respectively.

THIRD QUARTER OPERATING EXPENSES AND INCOME

Third quarter 2018 operating expenses for Moody’s Corporation totaled $614.0 million, approximately flat to the prior-year period. This result reflected the inclusion of Bureau van Dijk operating expenses as well as incremental compensation related to salary adjustments and hiring, offset by lower accruals for 2018 incentive compensation awards. Foreign currency translation favorably impacted operating expenses by 1%.

Operating income was $466.8 million, up 4% from the third quarter of 2017. Adjusted operating income was $514.2 million, up 3% from the prior-year period. Foreign currency translation had a negligible impact on operating income and adjusted operating income. Moody’s operating margin was 43.2% and the adjusted operating margin was 47.6%.

Moody’s effective tax rate for the third quarter of 2018 was 24.4%, down from 31.4% for the prior-year period. The decline primarily reflected a lower U.S. statutory tax rate. The third quarter 2018 effective tax rate included an increase in uncertain tax positions relating to non-U.S. tax matters offset by a decrease relating to the transition tax liability, each being approximately $65 million.

YEAR-TO-DATE REVENUE UP 11%

Moody’s Corporation reported record revenue of $3.4 billion for the first nine months of 2018, up 11% from the first nine months of 2017. U.S. revenue was $1.8 billion, up 3%, and non-U.S. revenue was $1.6 billion, up 23% from the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 1%.

MIS revenue totaled $2.1 billion for the first nine months of 2018, up 3% from the prior-year period. U.S. revenue was $1.3 billion, up 1%. Non-U.S. revenue was $847.7 million, up 8%, and represented 40% of MIS revenue, up from 38% in the first nine months of 2017. Foreign currency translation favorably impacted MIS revenue by 1%.

MA revenue totaled $1.3 billion for the first nine months of 2018, up 28% from the prior-year period. U.S. revenue of $513.4 million was up 9%. Non-U.S. revenue was $752.2 million, up 45%, and represented 59% of MA revenue, up from 52% in the first nine months of 2017. Foreign currency translation favorably impacted MA revenue by 2%. Organic MA revenue for the first nine months of 2018, which excluded Omega Performance and included Bureau van Dijk revenue as of August 11th, was $1.1 billion, up 9% from the prior-year period.

YEAR-TO-DATE OPERATING EXPENSES UP 12%

Operating expenses for Moody’s Corporation in the first nine months of 2018 totaled $1.9 billion, up 12% from the prior-year period. This result was driven by the inclusion of Bureau van Dijk operating expenses as well as incremental compensation related to salary adjustments and hiring, partially offset by lower accruals for 2018 incentive compensation awards. Foreign currency translation unfavorably impacted expenses by 1%.

Operating income was $1.5 billion, up 10% from the first nine months of 2017. Adjusted operating income was $1.6 billion, up 11% from the prior-year period. Foreign currency translation favorably impacted operating income and adjusted operating income by 2% each. Moody’s operating margin was 44.1% and the adjusted operating margin was 48.5%.

The effective tax rate for the first nine months of 2018 was 21.0%, down from 29.0% in the prior-year period. The decline in the tax rate primarily reflected a lower U.S. statutory tax rate and net uncertain tax position benefits related to a statute of limitations expiration and audit settlement.

Diluted EPS of $5.45 for the first nine months of 2018 was up 9% compared to the same period in 2017. Adjusted diluted EPS of $5.76 for the first nine months of 2018 was up 26% compared to the same period in 2017. First nine months of 2018 adjusted diluted EPS excluded $0.31 per share related to amortization of acquired intangible assets and Acquisition-Related Expenses. First nine months of 2017 adjusted diluted EPS primarily excluded the $0.36 per share Purchase Price Hedge Gain and a $0.31 per share non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s Chinese affiliate China Cheng Xin International Credit Rating Co. Ltd. (the “CCXI Gain”). Diluted EPS and adjusted diluted EPS in the first nine months of 2018 both included a $0.19 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” compared to an $0.18 per share tax benefit in the first nine months of 2017.

CAPITAL ALLOCATION AND LIQUIDITY

$150.5 Million Returned to Shareholders in the Third Quarter

During the third quarter of 2018, Moody’s repurchased 0.4 million shares at a total cost of $66.2 million, or an average cost of $174.33 per share, and issued 0.1 million shares as part of its employee stock-based compensation plans. Moody’s returned $84.3 million to its shareholders via dividend payments during the third quarter of 2018.

Year-to-date, Moody’s repurchased 0.9 million shares at a total cost of $147.2 million, or an average cost of $168.37 per share, and issued a net 1.5 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody’s also returned $252.9 million to its shareholders via dividend payments during the first nine months of 2018.

Outstanding shares as of September 30, 2018 totaled 191.6 million, approximately flat to September 30, 2017. As of September 30, 2018, Moody’s had approximately $380 million of share repurchase authority remaining.

At quarter-end, Moody’s had approximately $5.0 billion of outstanding debt and approximately $975 million of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.1 billion, down 3% from December 31, 2017. Cash flow from operations for the first nine months of 2018 was $1.1 billion, an increase from $349.8 million in the first nine months of 2017. Free cash flow for the first nine months of 2018 was $1.0 billion, an increase from $280.4 million in the first nine months of 2017. These increases in cash flow were largely due to payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2018

Moody’s outlook for 2018 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.16 to €1.

A full summary of Moody’s guidance as of October 26, 2018, is included in Table 13 – 2018 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss third quarter 2018 results as well as its 2018 outlook on October 26, 2018, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 3746341.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured and Upcoming Events & Presentations”. The webcast will be available until 3:30 p.m. ET on November 24, 2018.

A replay of the teleconference will be available from 3:30 p.m. ET, October 26, 2018 until 3:30 p.m. ET, November 24, 2018. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 3746341.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,600 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2017, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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1 Refer to the tables at the end of this press release for a reconciliation of GAAP to all adjusted and organic measures mentioned throughout this press release.

Table 1 - Consolidated Statements Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Amounts in millions, except per share amounts

Revenue	$1,080.8	$1,062.9	$3,382.6	$3,038.6

Expenses:
Operating	306.3	315.6	941.4	875.7
Selling, general and administrative	260.3	245.7	801.9	682.5
Depreciation and amortization	46.1	43.0	143.6	108.4
Acquisition-Related Expenses	1.3	10.1	4.1	16.7
Total expenses	614.0	614.4	1,891.0	1,683.3

Operating income	466.8	448.5	1,491.6	1,355.3
Non-operating (expense) income, net
Interest expense, net	(56.4)	(53.1)	(160.5)	(150.2)
Other non-operating income (expense), net	2.4	0.5	18.3	3.2
CCXI Gain	-	-	-	59.7
Purchase price hedge gain	-	69.9	-	111.1
Total non-operating income (expense), net	(54.0)	17.3	(142.2)	23.8
Income before provision for income taxes	412.8	465.8	1,349.4	1,379.1
Provision for income taxes	100.8	146.1	282.7	399.9
Net income	312.0	319.7	1,066.7	979.2
Less: net income attributable to noncontrolling interests	1.8	2.4	7.4	4.1
Net income attributable to Moody's Corporation	$310.2	$317.3	$1,059.3	$975.1

Earnings per share attributable to Moody's common shareholders
Basic	$1.62	$1.66	$5.53	$5.10
Diluted	$1.59	$1.63	$5.45	$5.02

Weighted average number of shares outstanding
Basic	191.8	191.1	191.7	191.1
Diluted	194.5	194.1	194.4	194.1

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2018	2017	2018	2017

Moody's Investors Service
Corporate Finance	$296.1	$350.2	$1,051.4	$1,058.8
Structured Finance	125.4	128.3	396.7	347.7
Financial Institutions	119.5	102.1	354.4	316.8
Public, Project and Infrastructure Finance	99.0	109.2	300.3	312.0
MIS Other	4.8	4.4	14.2	13.8
Intersegment royalty	31.6	29.0	92.0	82.0
Sub-total MIS	676.4	723.2	2,209.0	2,131.1
Eliminations	(31.6)	(29.0)	(92.0)	(82.0)
Total MIS revenue	644.8	694.2	2,117.0	2,049.1

Moody's Analytics
Research, Data and Analytics	282.6	218.4	831.7	574.7
Enterprise Risk Solutions	113.0	112.6	318.6	305.8
Professional Services	40.4	37.7	115.3	109.0
Intersegment revenue	2.6	4.1	10.0	11.6
Sub-total MA	438.6	372.8	1,275.6	1,001.1
Eliminations	(2.6)	(4.1)	(10.0)	(11.6)
Total MA revenue	436.0	368.7	1,265.6	989.5

Total Moody's Corporation revenue	$1,080.8	$1,062.9	$3,382.6	$3,038.6

Moody's Corporation revenue by geographic area
United States	$559.6	$588.4	$1,782.7	$1,734.0
International	521.2	474.5	1,599.9	1,304.6

	$1,080.8	$1,062.9	$3,382.6	$3,038.6

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2018	2017
Amounts in millions

Cash and cash equivalents	$1,034.8	$1,071.5
Short-term investments	110.7	111.8
Total current assets	2,516.2	2,580.6
Non-current assets	5,922.9	6,013.6
Total assets	8,439.1	8,594.2
Total current liabilities (1)	1,823.6	2,063.3
Total debt (2)	4,954.5	5,540.5
Other long-term liabilities	1,525.4	1,534.7
Total shareholders' equity (deficit)	606.1	(114.9)

Total liabilities and shareholders' equity (deficit)	8,439.1	8,594.2

Actual number of shares outstanding	191.6	191.0

(1) The September 30, 2018 and December 31, 2017 amounts include $470.5 million and $429.4 million, respectively, of debt and commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(2) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	September 30, 2018
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(8.3)	$(0.7)	$(0.8)	$490.2
4.50% 2012 Senior Notes, due 2022	500.0	(3.1)	(1.7)	(1.5)	493.7
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.6)	(2.1)	496.3
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(3.8)	(0.1)	(0.5)	445.6
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.5)	597.8
1.75% 2015 Senior Notes, due 2027	580.7	-	-	(3.2)	577.5
2.75% 2017 Senior Notes, due 2021	500.0	(2.6)	(1.1)	(2.6)	493.7
2.625% 2017 Senior Notes, due 2023	500.0	-	(0.9)	(3.1)	496.0
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.9)	(3.8)	491.3
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.4)	(1.6)	298.0
2017 Term Loan Facility, due 2020	50.0	-	-	(0.5)	49.5
Commercial Paper	25.0	-	(0.1)	-	24.9
Total debt	$5,005.7	$(17.8)	$(8.2)	$(25.2)	$4,954.5
Current portion					(470.5)
Total long-term debt					$4,484.0

	December 31, 2017
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$-	$(1.0)	$(1.2)	$497.8
4.50% 2012 Senior Notes, due 2022	500.0	(0.8)	(2.0)	(1.7)	495.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.4)	495.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(2.2)	(0.2)	(1.1)	446.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.7)	597.6
1.75% 2015 Senior Notes, due 2027	600.4	-	-	(3.6)	596.8
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.3)	(3.2)	495.5
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.5)	299.5
2.625% 2017 Senior Notes, due 2023	500.0	-	(1.1)	(3.5)	495.4
3.25% 2017 Senior Notes, due 2028	500.0	-	(5.2)	(3.9)	490.9
2017 Term Loan Facility, due 2020	500.0	-	-	(0.7)	499.3
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt	$5,580.4	$(3.0)	$(9.4)	$(27.5)	$5,540.5
Current portion					(429.4)
Total long-term debt					$5,111.1

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2014 Senior Notes (5-Year) and the 2017 Senior Notes.

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Amounts in millions

Interest:
Expense on borrowings	$(46.4)	$(48.8)	$(147.1)	$(139.9)
Income	4.1	4.3	10.7	13.0
UTPs and other tax related liabilities	(9.6)	(3.9)	(10.6)	(9.4)
Net periodic pension costs-interest component(1)	(4.9)	(5.0)	(14.5)	(14.7)
Interest Capitalized	0.4	0.3	1.0	0.8
Total interest expense, net	$(56.4)	$(53.1)	$(160.5)	$(150.2)
Other non-operating (expense) income, net:
FX loss	$(3.9)	$(6.7)	$(3.6)	$(12.5)
Net periodic pension costs - other components(1)	2.6	1.9	7.8	5.7
Joint venture income	3.3	2.7	9.2	7.7
Other	0.4	2.6	4.9	2.3
Other non-operating (expense) income, net	2.4	0.5	18.3	3.2
CCXI Gain (2)	-	-	-	59.7
Purchase Price Hedge Gain (3)	-	69.9	-	111.1
Total non-operating (expense) income, net	$(54.0)	$17.3	$(142.2)	$23.8

(1) The Company adopted a new accounting standard relating to the accounting for pension costs in the first quarter of 2018 whereby all components of pension expense except for the service cost component are required to be presented in other non-operating income (expense). The service cost component continues to be reported as a component of operating and selling, general and administrative (SG&A) expense. This standard required retrospective adoption resulting in the reclassification of prior period results.

(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd.
(3) Reflects a gain on a foreign currency collar and forward contracts to economically hedge the Bureau van Dijk euro-denominated purchase price.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and Acquisition-Related Expenses.

	Three Months Ended September 30,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$676.4	$438.6	$(34.2)	$1,080.8	$723.2	$372.8	$(33.1)	$1,062.9
Operating, selling, general and administrative expense	287.7	313.1	(34.2)	566.6	317.3	277.1	(33.1)	561.3

Adjusted operating income	388.7	125.5	-	514.2	405.9	95.7	-	501.6

Depreciation and amortization	15.8	30.3	-	46.1	18.6	24.4	-	43.0
Acquisition-Related Expenses	-	1.3	-	1.3	-	10.1	-	10.1
Operating income	$372.9	$93.9	$-	$466.8	$387.3	$61.2	$-	$448.5
Adjusted operating margin	57.5%	28.6%		47.6%	56.1%	25.7%		47.2%
Operating margin	55.1%	21.4%		43.2%	53.6%	16.4%		42.2%

	Nine Months Ended September 30,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,209.0	$1,275.6	$(102.0)	$3,382.6	$2,131.1	$1,001.1	$(93.6)	$3,038.6
Operating, selling, general and administrative expense	901.7	943.6	(102.0)	1,743.3	893.2	758.6	(93.6)	1,558.2

Adjusted operating income	1,307.3	332.0	-	1,639.3	1,237.9	242.5	-	1,480.4

Depreciation and amortization	49.3	94.3	-	143.6	56.4	52.0	-	108.4
Acquisition-Related Expenses	-	4.1	-	4.1	-	16.7	-	16.7
Operating income	$1,258.0	$233.6	$-	$1,491.6	$1,181.5	$173.8	$-	$1,355.3
Adjusted operating margin	59.2%	26.0%		48.5%	58.1%	24.2%		48.7%
Operating margin	56.9%	18.3%		44.1%	55.4%	17.4%		44.6%

(1) Pursuant to the adoption of a new accounting standard relating to pension accounting, which required retrospective adoption, only the service cost component of net periodic pension expense will be classified within operating and SG&A expenses with the remaining components being classified as non-operating expenses. Prior period segment results have been restated to reflect this reclassification. Accordingly, operating and SG&A expenses for MIS and MA for the three months ended September 30, 2017 were reduced by $1.9 million and $1.2 million. For the nine months ended September 30, 2017 operating and SG&A expenses for MIS and MA were reduced by $5.7 million and $3.3 million, respectively.

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended September 30,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$192.0	$104.1	$296.1	$254.3	$95.9	$350.2
	65%	35%	100%	73%	27%	100%
Structured Finance	$81.0	$44.4	$125.4	$84.1	$44.2	$128.3
	65%	35%	100%	66%	34%	100%
Financial Institutions	$56.2	$63.3	$119.5	$40.6	$61.5	$102.1
	47%	53%	100%	40%	60%	100%
Public, Project and Infrastructure Finance	$60.8	$38.2	$99.0	$71.1	$38.1	$109.2
	61%	39%	100%	65%	35%	100%
MIS Other	$0.5	$4.3	$4.8	$0.4	$4.0	$4.4
	10%	90%	100%	9%	91%	100%
Total MIS	$390.5	$254.3	$644.8	$450.5	$243.7	$694.2
	61%	39%	100%	65%	35%	100%
Moody's Analytics	$71.0	$365.0	$436.0	$77.6	$291.1	$368.7
	16%	84%	100%	21%	79%	100%
Total Moody's Corporation	$461.5	$619.3	$1,080.8	$528.1	$534.8	$1,062.9
	43%	57%	100%	50%	50%	100%

	Nine Months Ended September 30,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$741.2	$310.2	$1,051.4	$777.4	$281.4	$1,058.8
	70%	30%	100%	73%	27%	100%
Structured Finance	$259.4	$137.3	$396.7	$216.8	$130.9	$347.7
	65%	35%	100%	62%	38%	100%
Financial Institutions	$162.4	$192.0	$354.4	$137.9	$178.9	$316.8
	46%	54%	100%	44%	56%	100%
Public, Project and Infrastructure Finance	$184.9	$115.4	$300.3	$197.5	$114.5	$312.0
	62%	38%	100%	63%	37%	100%
MIS Other	$1.5	$12.7	$14.2	$1.0	$12.8	$13.8
	11%	89%	100%	7%	93%	100%
Total MIS	$1,349.4	$767.6	$2,117.0	$1,330.6	$718.5	$2,049.1
	64%	36%	100%	65%	35%	100%
Moody's Analytics	$198.3	$1,067.3	$1,265.6	$205.0	$784.5	$989.5
	16%	84%	100%	21%	79%	100%
Total Moody's Corporation	$1,547.7	$1,834.9	$3,382.6	$1,535.6	$1,503.0	$3,038.6
	46%	54%	100%	51%	49%	100%

Table 8 - Bureau van Dijk Stand-alone Performance

	Three Months Ended	Nine Months Ended
Amounts in millions	September 30, 2018 (1)	September 30, 2018 (1)
Revenue	$83.7	$237.2
Direct expenses(2)	60.8	187.8
Operating income	22.9	49.4

Depreciation and amortization	18.1	55.6
Adjusted operating income(2,3)	$41.0	$105.0

Operating margin	27.4%	20.8%
Adjusted operating margin(2,3)	49.0%	44.3%

(1) The Q3 and YTD Bureau van Dijk results included approximately $1 million and $17 million of revenue reductions relating to adjustments to deferred revenue recorded as part of acquisition accounting. These revenue adjustments reduced adjusted operating margins by 60 bps and 370 bps for the Q3 and YTD periods, respectively.

(2) Excludes allocation of corporate overhead expenses.

(3) Adjusted operating income and adjusted operating margin are non-GAAP measures. Refer to Table 9 - “Adjusted Operating Income and Adjusted Operating Margin” for further information regarding these adjusted measures.

Adjusted Financial Measures

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 9 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization and Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-Related Expenses from other acquisitions were not material. Management believes that the exclusion of depreciation and amortization and Acquisition-Related Expenses, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2018	2017	2018	2017
Operating income	$466.8	$448.5	$1,491.6	$1,355.3
Depreciation & amortization	46.1	43.0	143.6	108.4
Acquisition-Related Expenses	1.3	10.1	4.1	16.7
Adjusted operating income	$514.2	$501.6	$1,639.3	$1,480.4
Operating margin	43.2%	42.2%	44.1%	44.6%
Adjusted operating margin	47.6%	47.2%	48.5%	48.7%

Table 10 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Nine Months Ended
	September 30,
Amounts in millions	2018	2017
Net cash flows provided by operating activities	$1,084.6	$349.8
Capital additions	(62.9)	(69.4)
Free cash flow	$1,021.7	$280.4
Net cash flows used in investing activities	$(113.8)	$(3,407.4)
Net cash flows (used in) provided by financing activities	$(980.2)	$1,889.6

Table 11 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment and the RD&A LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth of the Company's MA segment and RD&A LOB excluding the inorganic revenue impacts from the August 10, 2017 acquisition of Bureau van Dijk, and revenue from the acquisition of Omega Performance. Inorganic revenue for Bureau van Dijk includes revenue from the start of the period until August 10, 2018. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended September 30,
Amounts in millions	2018	2017	Change	Growth
MA revenue	$436.0	$368.7	$67.3	18%
Inorganic Bureau van Dijk revenue from July 1, 2018 through August 10, 2018	(36.5)	-	(36.5)
Omega Performance revenue	(0.4)	-	(0.4)
Organic MA revenue	$399.1	$368.7	$30.4	8%

	Nine Months Ended September 30,
Amounts in millions	2018	2017	Change	Growth
MA revenue	$1,265.6	$989.5	$276.1	28%
Inorganic Bureau van Dijk revenue from January 1, 2018 through August 10, 2018	(190.0)	-	(190.0)
Omega Performance revenue	(0.4)	-	(0.4)
Organic MA revenue	$1,075.2	$989.5	$85.7	9%

	Three Months Ended September 30,
Amounts in millions	2018	2017	Change	Growth
RD&A revenue	$282.6	$218.4	$64.2	29%
Inorganic Bureau van Dijk revenue from July 1, 2018 through August 10, 2018	(36.5)	-	(36.5)
Organic RD&A revenue	$246.1	$218.4	$27.7	13%

Table 12 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems this metric to be a useful measure to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of amortization of acquired intangible assets, Acquisition-Related Expenses, the Purchase Price Hedge Gain, the CCXI Gain, the effects of U.S. tax reform and certain adjustments relating to the Company’s non-U.S. uncertain tax positions (UTPs).

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, the Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-Related Expenses from other acquisitions were not material.

The Company excludes the Purchase Price Hedge Gain and the CCXI Gain to provide additional perspective on the Company’s operating results from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Furthermore, the Company excludes the impact of adjustments to the transition tax pursuant to U.S. tax reform and certain adjustments relating to the Company’s non-U.S. UTPs, which resulted in significant adjustments to the provision for income taxes in 2018. The Company excludes these items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three months ended September 30,				Nine months ended September 30,
Amounts in millions	2018		2017		2018		2017
Net income attributable to Moody's common shareholders		$310.2		$317.3		$1,059.3		$975.1
CCXI Gain		-		-		-		(59.7)
Pre-Tax Purchase Price Hedge Gain	$-		$(69.9)		$-		$(111.1)
Tax on Purchase Price Hedge Gain	-		25.5		-		41.4
Net Purchase Price Hedge Gain		-		(44.4)		-		(69.7)
Pre-Tax Acquisition-Related Expenses	$1.3		$10.1		$4.1		$16.7
Tax on Acquisition-Related Expenses	(0.4)		(1.6)		(1.0)		(1.6)
Net Acquisition-Related Expenses (1)		0.9		8.5		3.1		15.1
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$24.6		$18.8		$75.4		$35.9
Tax on Acquisition-Related Intangible Amortization Expenses	(5.5)		(5.0)		(17.0)		(9.9)
Net Acquisition-Related Intangible Amortization Expenses		19.1		13.8		58.4		26.0
Impact of U.S. tax reform		(64.7)		-		(64.7)		-
Increase to non-U.S. UTPs		63.9		-		63.9		-
Adjusted Net Income		$329.4		$295.2		$1,120.0		$886.8

	Three months ended September 30,				Nine months ended September 30,
	2018		2017		2018		2017
Earnings per share attributable to Moody's common shareholders		$1.59		$1.63		$5.45		$5.02
CCXI Gain		-		-		-		(0.31)
Pre-Tax Purchase Price Hedge Gain	$-		$(0.36)		$-		$(0.57)
Tax on Purchase Price Hedge Gain	-		0.13		-		0.21
Net Purchase Price Hedge Gain		-		(0.23)		-		(0.36)
Pre-Tax Acquisition-Related Expenses	$0.01		$0.05		$0.02		$0.09
Tax on Acquisition-Related Expenses	(0.01)		(0.01)		(0.01)		(0.01)
Net Acquisition-Related Expenses (1)		-		0.04		0.01		0.08
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.13		$0.10		$0.39		$0.18
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.02)		(0.09)		(0.04)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.08		0.30		0.14
Impact of U.S. tax reform		(0.33)		-		(0.33)		-
Increase to non-U.S. UTPs		0.33		-		0.33		-
Adjusted Diluted EPS		$1.69		$1.52		$5.76		$4.57

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 13 - 2018 Outlook

Moody’s outlook for 2018 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.16 to €1.

Full Year 2018 Moody's Corporation Guidance as of October 26, 2018

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	NC
Operating expenses	increase in the high-single-digit percent range	NC
Restructuring	approximately $30 million - $40 million	N/A
Depreciation & amortization	approximately $195 million	NC
Operating margin	approximately 43%	approximately 44%
Adjusted operating margin(1)	approximately 48%	48% - 49%
Effective tax rate	22% - 23%	NC
Diluted EPS	$6.95 to $7.10	$7.20 to $7.40
Adjusted Diluted EPS(1)	$7.50 to $7.65	$7.65 to $7.85
Capital expenditures	approximately $85 million	approximately $105 million
Operating cash flow	approximately $1.6 billion	approximately $1.7 billion
Free cash flow(1)	approximately $1.5 billion	approximately $1.6 billion
Share repurchases	approximately $200 million (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC
N/A - Not applicable. Not previously disclosed.
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of July 27, 2018.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Full Year 2018 Moody's Corporation Guidance as of October 26, 2018

MIS	Current guidance	Last publicly disclosed guidance
MIS global	increase in the low-single-digit percent range	increase in the mid-single-digit percent range
MIS U.S.	approximately flat	increase in the low-single-digit percent range
MIS non-U.S.	increase in the mid-single-digit percent range	NC
CFG	approximately flat	increase in the low-single-digit percent range
SFG	increase in the high-single-digit percent range	increase in the low-double-digit percent range
FIG	increase in the mid-single-digit percent range	NC
PPIF	decrease in the mid-single-digit percent range	NC
MA
MA global(2)	increase in the low-twenties percent range	NC
MA U.S.	approximately 10%	increase in the high-single-digit percent range
MA non-U.S.	increase in the low-thirties percent range	NC
RD&A(2)	increase in the high-thirties percent range	NC
ERS	decrease in the low-single-digit percent range	NC
PS	increase in the high-single-digit percent range	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of July 27, 2018.
(2) Organic MA global revenue is still expected to increase in the high-single-digit percent range and organic RD&A revenue is still expected to increase in the low-teens percent range.

Table 13 - 2018 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2018
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 4%
Restructuring	Approximately 1%
Acquisition-Related Expenses	Negligible
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended
December 31, 2018
Operating cash flow guidance	Approximately $1.6 billion
Less: Capital expenditures	Approximately $85 million
Free cash flow guidance	Approximately $1.5 billion

Projected for the Year Ended
December 31, 2018
MA global revenue	Increase in the low-twenties percent range
(Partial year impact of Bureau van Dijk)
Organic MA global revenue	Increase in the high-single-digit percent range

Projected for the Year Ended
December 31, 2018
RD&A revenue	Increase in the high-thirties percent range
(Partial year impact of Bureau van Dijk)
Organic RD&A revenue	Increase in the low-teens percent range

Projected for the Year Ended
December 31, 2018
Diluted EPS	$6.95 to $7.10
Acquisition-Related Intangible Amortization Expenses	Approximately $0.40
Restructuring	$0.10 to $0.15
Acquisition-Related Expenses	$0.02 to $0.03
Net impact of U.S. tax reform	($0.33)
Increase to non-U.S. UTPs	0.33
Adjusted diluted EPS	$7.50 to $7.65

CONTACT:
Stephen Maire
Global Head of Investor Relations and Communications
212.553.7424
stephen.maire@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com